Exhibit 15
July 31, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated April 28, 2009 on our review of interim financial information of Sonoco Products Company for the three month periods ended March 29, 2009 and March 30, 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 29, 2009 is incorporated by reference in its Registration Statement dated July 31, 2009.
We are also aware that our report dated July 28, 2009 on our review of interim financial information of Sonoco Products Company for the three and six month periods ended June 28, 2009 and June 29, 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 28, 2009 is incorporated by reference in its Registration Statement dated July 31, 2009.
Yours very truly,
/s/ PricewaterhouseCoopers LLP